EXHIBIT 10(iii)(A)(2)

                       Bankers Trust New York Corporation
                        Partnership for One-hundred Plan
                                  Plan Document

I. Purpose of the Plan

The purpose of the Partnership for One hundred Plan (the "Plan") is to provide key employees of Bankers Trust New York Corporation and its subsidiaries (the "Corporation") with an incentive to exert their efforts to increase Bankers Trust New York Corporation share price.

II. Administration of the Plan

The Plan is to be administered by the Human Resources Committee of the Corporation's Board of Directors (the "Committee"). The Committee may amend, suspend or terminate the Plan at any time. The Committee also shall interpret the provisions of the Plan and may selectively accelerate the payout of the value of any employee's award.

III. Eligible Employees

Participants in the Plan will include approximately 35 senior executives of the Corporation.

IV. Plan Provisions(1)

Upon receiving an award under the Plan, participants will be granted a number of units whose value will be based on the Corporation's common stock price. The units granted will vest as follows:

o In general, vesting is to occur at the rate of one-third (1/3) per year on each of the third, fourth and fifth anniversaries of the grant date.

o If the stock price trades at $100.00 at any time on or before December 31, 1997, one-fourth (1/4) of the value of the award will vest on December 31, 1997. The remaining three-quarters (3/4) will vest equally on the third, fourth and fifth anniversaries of the grant date.

V. Unit Values(1)

Unit values will be set according to a formula which will be based on the Corporation's common stock price. Units will be valued at $4.00 for each $1.00 that the average of the December 13, 1996 high and low trading prices of the Corporation's common stock as reported on the New York Stock Exchange Composite trading tape exceeds $75.00.

VI. Supplemental Stock Option Grants

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(1) As amended by the Human Resources Committee on December 17, 1996.

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In view of the lost opportunity for further upside benefit from the awards as originally granted, the Corporation intends to grant each participant a number of shares in April 1997, subject to shareholder approval. The number of shares underlying each option, will be determined and communicated to participants in April 1997.

VII. Transferability Restrictions

Benefits under this agreement are not assignable, pledgeable or otherwise transferable.

VIII. Distributions from the Plan(1)

a) All distributions from the plan are to be made in cash only. In general, payouts of awards are to be made within three business days of the respective vesting dates and in percentages described in Section IV and Section X.

b) Distributions which occur after the stock price trades at $100.00 will be paid with interest at the rate of prime plus one percent from the date the stock price first trades at $100.00 until paid.

IX. Change of Control

In the event of a change in control (as defined in the 1994 Stock Option and Stock Award Plan) the value of all awards under the Plan, will be immediately paid to the respective participants. Payouts that are made due to a change in control will be based on a thirty day moving average price of BTNY stock as of the last trading date prior to the change of control.(2)

X. Termination Provisions

a) Retirement, Death and Total Disability - Units will vest to the extent unvested as of the off-payroll date and be paid in accordance with Section VIII.

b) Resignation - The value of the unvested portion of the award, if any, as of the off-payroll date will be forfeited.

c)   Termination for Cause - All units, vested and unvested, are forfeited.

d) Other Terminations - Units will vest to the extent unvested and paid in accordance with Section VIII.

XI. Employee Taxes

Participating employees are responsible for all taxes due as required.

XII. Effective Date

The effective date of the Plan is January 1, 1996.

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(2) As amended by the Human Resources Committee on January 16, 1996.